Exhibit 10.1

One Astoria Federal Plaza Lake Success, NY 11042-1085

May 18, 2005

Mr. Donald D. Wenk
161 Dune Road
Westhampton Beach, NY 11978

Re:	Director Retirement Benefits

Dear Mr. Wenk:

The purpose of this letter is to set forth the agreement that has been reached concerning the retirement benefits to which you are entitled under the Astoria Federal Savings and Loan Association and Astoria Financial Corporation Directors’ Retirement Plan, as amended (the “Astoria Plan”) and the Long Island Bancorp, Inc. Non-Employee Directors Retirement Benefit Plan (the “LIB Plan”).

Astoria Financial Corporation (“Astoria Financial”) will pay you a monthly benefit equal to Six Thousand Eighty Three and 34/100 Dollars ($6,083.34), commencing on or about June 1, 2005 and continuing monthly thereafter until a total of 120 monthly payments have been made. In the event of your death before all 120 payments have been made, Astoria Financial will make any remaining monthly payments to your designated beneficiary (or, if there is no beneficiary, to your estate). If your designated beneficiary survives you but dies before all remaining payments due hereunder have been made, Astoria Financial will make any remaining monthly payments to your designated beneficiary’s beneficiary (or, if there is no beneficiary, to his or her estate) and then to his or her designated beneficiary (or, if there is no beneficiary, to his or her estate), and so forth, until all 120 payments have been made.

You may designate a beneficiary to receive amounts that remain payable under this letter as of the date of your death by written notice signed by you and actually received by Astoria Financial prior to your death. You may change or revoke any designation so made by means of a similar signed instrument. Any determination made by Astoria Financial as to the validity of any beneficiary designation you make under this letter and as to whether any beneficiary so named has survived you shall be conclusive and binding on all parties in the absence of manifest error.

The payments made hereunder are in respect of your service as a non-employee director and will not be subject to income tax withholding. You (or, in the event of your death, your beneficiary) will be responsible for taking such payments into account when computing your liability for estimated taxes.

Mr. Donald D. Wenk

The payments made hereunder represent full settlement of your rights to benefits under the Astoria Plan, the LIB Plan and any other plan, program or arrangement under which retirement-type benefits may be paid in recognition of compensation paid and services rendered as a director of Astoria Federal Savings and Loan Association (“Astoria Federal”), Astoria Financial Corporation (Astoria Financial”), the subsidiaries and affiliates of either of them, or any of their respective predecessor entities (collectively, “Director Retirement Benefits”).

In consideration for the payments promised herein, you hereby permanently and irrevocably waive any and all rights that you may have to claim an entitlement to Director Retirement Benefits of a higher amount, or payable beginning at a different time or over a longer period, than as set forth in this letter. In turn, Astoria Federal and Astoria Financial hereby permanently and irrevocably waive any and all rights that either of them may have to claim that your entitlement to Director Retirement Benefits is for a lower amount, or payable beginning at a different time or over a shorter period, than as set forth in this letter.

If this letter accurately reflects our understanding, kindly so signify by countersigning the enclosed copy and returning it to the attention of Alan P. Eggleston, Esq., Executive Vice President and General Counsel, Astoria Federal Savings and Loan Association, One Astoria Federal Plaza, Lake Success, New York. If you have questions concerning this letter, kindly refer them to Mr. Eggleston at 516-327-7876.

Astoria Financial Corporation
By:	/s/ Alan P. Eggleston
	Name:	Alan P. Eggleston
	Title:	Executive Vice President, Secretary and General Counsel

Astoria Federal Savings and Loan Association
By:	/s/ Alan P. Eggleston
	Name:	Alan P. Eggleston
	Title:	Executive Vice President, Secretary and General Counsel

/s/ Donald D. Wenk
Donald D. Wenk

2